Exhibit 5

D: +1 212 225 2650

cbrod@cgsh.com

February 12, 2021

American Express Company
200 Vesey Street
New York, New York 10285

Ladies and Gentlemen:

We have acted as special counsel to American Express Company, a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time, together or separately and in one or more series (if applicable), of the Company’s (i) debt securities (the “Debt Securities”); (ii) preferred shares, par value $1.66 2/3 per share (the “Preferred Shares”); (iii) fractional interests in Preferred Shares represented by depositary receipts (the “Depositary Shares”); (iv) common shares, par value $0.20 per share (the “Common Shares”); (v) warrants to purchase Debt Securities, Preferred Shares, Common Shares or equity securities issued by another entity (the “Securities Warrants”), (vi) warrants the value of which is related to other items or indices (the “Other Warrants”, and the Securities Warrants and Other Warrants are collectively referred to herein as the “Warrants”), (vii) units each consisting of one or more other Securities (as defined below) or any combination of such Securities or the debt obligations of third parties (the “Units”) and (viii) guarantees, including for debt securities of subsidiaries, which may be offered for consideration that may include consents or exchanges of existing securities (the “Guarantees”). The Debt Securities, Preferred Shares, Depositary Shares, Common Shares, Warrants, Units and Guarantees are collectively referred to herein as the “Securities.” The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

American Express Company, p. 2

The Debt Securities are to be issued in one or more series and may be either senior debt securities issued pursuant to a senior indenture dated as of August 1, 2007 between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee, as supplemented by the first supplemental indenture dated as of February 12, 2021 between the Company and the trustee (as amended or supplemented, the “Senior Indenture”), or subordinated debt securities issued pursuant to a subordinated indenture dated as of August 1, 2007 between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (as amended or supplemented, the “Subordinated Indenture”). The Senior Indenture and the Subordinated Indenture are each referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The terms of the Preferred Shares are to be established in one or more certificates of amendment to be filed with the Secretary of State of the State of New York (each, a “Certificate of Amendment”). The Depositary Shares are to be issued under one or more deposit agreements (each, a “Deposit Agreement”), to be entered into between the Company and the depositary to be named therein. The Warrants are to be issued under one or more warrant agreements (each, a “Warrant Agreement”), to be entered into between the Company and the warrant agent to be named therein. The Units are to be issued under one or more unit agreements (each, a “Unit Agreement”), to be entered into between the Company and the unit agent to be named therein. The Guarantees are to be issued pursuant to one or more guarantees to be issued by the Company.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Indentures, conformed copies of which are filed as Exhibits 4(a), 4(b) and 4(c) to the Registration Statement;

(c)	the form of certificate of Common Shares filed as Exhibit 4(h) to the Registration Statement; and

(d)	copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws, as amended and restated (the “Bylaws”), certified by the Secretary of State of the State of New York and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

American Express Company, p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

2.	The Preferred Shares will be validly issued by the Company, fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, non-assessable.

3.	The Depositary Shares, upon the due issuance by the Depositary of depositary receipts evidencing such Depositary Shares against the deposit of such Depositary Shares in respect thereof in accordance with the Deposit Agreement, will be validly issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the depositary receipts issued thereunder.

4.	The Common Shares, including Common Shares to be issued upon conversion, exchange or exercise of any other Security in accordance with its terms, will be validly issued by the Company, fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, non-assessable.

5.	The Warrants will be the valid, binding and enforceable obligations of the Company.

6.	The Units will be the valid, binding and enforceable obligations of the Company.

7.	The Guarantees will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

American Express Company, p. 4

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Securities, the Company will duly authorize, execute and deliver any applicable Deposit Agreement, Warrant Agreement, Unit Agreement, Guarantee and any other agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate or necessary corporate action, including the filing of any Certificate of Amendment with the Secretary of State of the State of New York; (iii) any agreement governing the Securities and any instruments evidencing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Shares or Preferred Shares, shall not be less than the respective par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinion expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York.

American Express Company, p. 5

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the use of this opinion letter as a part (Exhibit 5) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner